Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Registration Statement on Form F-1 of Telesat Holding Inc. of our report dated September 13, 2006 (which audit report includes an explanatory paragraph referring to our consideration of internal control over financial reporting) relating to the balance sheet of Telesat Holding Inc. as of August 31, 2006 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/     Deloitte & Touche
Deloitte & Touche LLP
Ottawa, Canada
September 18, 2006